NEWS RELEASE

                                                      IMMEDIATE (March 17, 1995)

William M. Goldstein
Drinker Biddle & Reath
(215) 988-2982

    PENNSAUKEN, NJ -- MEDIQ Incorporated today announced that the Special Committee of its Board of Directors has reviewed the offer that was made on March 14, 1995 by MEDIQ Acquisition Corp. ("MAC") to acquire the company, and will recommend that the Board reject the offer as inadequate. In determining to recommend that the Board reject the offer, the Special Committee consulted with its investment bankers, Lazard Freres & Co.
The Committee has undertaken a process to solicit offers for the Company, its wholly-owned subsidiaries including MEDIQ/PRN, and its interests in its partly-owned subsidiaries, including PCI Services, Inc. and NutraMax Products, Inc. The Special Committee has advised MAC that it could submit an improved offer as part of that process.

    MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures
(MED.C and MED.NP) are traded on the American Stock Exchange, provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal business is MEDIQ/PRN, the country's leading provider of life support and critical care medical equipment on a rental basis. Other MEDIQ operations include portable x-ray and EKG, nuclear imaging and ultrasound services, healthcare facility planning, design and project management and utilization review of medical claims made to insurance companies. MEDIQ also owns 47% of PCI Services, Inc. (NASDAQ:PCIS), a leading independent provider of pharmaceutical packaging services; 47% of NutraMax Products, Inc.
(NASDAQ:NMPC), a leading private label health and personal care products company, marketing products in the feminine needs, cough/cold, baby care, eye care and personal care categories;
and 40% of MMI Medical, Inc. (NASDAQ:MMIM), a leading independent provider of cost-effective specialized services to hospital radiology departments and other healthcare providers.